Exhibit 99.2

Dear Fellow Shareholder,

On behalf of the Board of Directors, we thank you for your continued investment in PENN Entertainment. As stewards of the Company’s long-term success, we are committed to providing rigorous oversight and disciplined leadership. Operating in a highly regulated and increasingly complex industry, we recognize that sustainable growth demands not only strategic execution, but also the highest standards of compliance, integrity, and operational excellence. We believe that our established retail business and growing digital business, both powered by our differentiated omnichannel strategy, will deliver meaningful value over the long-term. We are proud of the progress made this past year and remain focused on positioning PENN for enduring value creation in an evolving competitive landscape.

Today we filed our Definitive Proxy Statement in connection with our upcoming Annual Meeting of Shareholders, to be held on June 17, 2025. This follows an announcement we made on Friday, April 25, regarding changes to our Board of Directors. We are writing to provide additional context regarding these changes.

Our core retail business is strong and growing. We have four exciting retail growth projects currently under construction, all being delivered on or ahead of schedule and on budget, and just recently we announced the land-side relocation of Ameristar Council Bluffs, a new development project which, in addition to our other projects, we expect will generate strong returns and serve as a greater catalyst for PENN’s retail segment. Our retail business is resilient, and we believe our industry-leading, tax-adjusted margins position us to navigate any potential economic downturn.

Supported by well-known brands, differentiated IP, a leading partner in ESPN, a fully-owned technology stack and newly recruited, industry-leading talent, our digital business is continuing to evolve as we work tirelessly to deliver the tremendous value we believe is inherent in the business. We are encouraged by the recent successful launch of our standalone iCasino offerings, Hollywood iCasino in Michigan, Pennsylvania and New Jersey, and theScore Casino in Ontario. We are confident that our digital business is nearing an inflection point, and we anticipate each quarter of 2025 to deliver a lower loss sequentially throughout the year and our Interactive division to be profitable in 2026 and beyond.

Against this backdrop, your Board regularly considers director candidates and evaluates its composition to ensure it is purpose-built for our business strategy and evolving industry dynamics. Earlier this year, the Company received notice from HG Vora that it had nominated director candidates to our Board. The Board’s Nominating and Corporate Governance Committee subsequently reviewed HG Vora’s nominees in line with PENN’s normal evaluation procedures, including conducting thorough interviews with all nominees.

Following this evaluation, the Board determined that Johnny Hartnett and Carlos Ruisanchez would bring skills and experience that would be additive to the Board, particularly as PENN enters its next stage of value creation. Mr. Hartnett has extensive experience driving growth at leading international online sports betting, entertainment and gaming businesses, and Mr. Ruisanchez has significant financial and executive experience within our industry in addition to public company board experience.

We made this determination for several reasons. Firstly, because we value the input of our shareholders, including with regard to Board composition and representation. Secondly, because we are open-minded regarding director refreshment and value the addition of insightful, fresh perspectives in the Boardroom. Following these two appointments, the Board will comprise of eight members, five of whom will have been added to the Board in the last five years. Thirdly, and importantly, the Board believes a costly and distracting proxy fight is not in the best interests of PENN and its shareholders – particularly at such an important inflection point for the business.

It is important to note that we made several attempts to reach a mutually agreeable and reasonable resolution with HG Vora. Details of our engagement, as well as the regulatory constraints governing our ability to interact with HG Vora and the parameters for any potential resolution, are outlined in the background information filed in conjunction with this letter. In fact, the Board offered to appoint Mr. Hartnett and Mr. Ruisanchez to the Board, effective immediately, as part of a settlement offer to HG Vora. We were disappointed that these offers were rejected. Nevertheless, the Board enthusiastically nominated both Mr. Hartnett and Mr. Ruisanchez, as discussed above, and we look forward to welcoming them to the Board, while continuing our dialogue with HG Vora and all PENN shareholders.

Your Board is laser focused on successfully executing PENN’s strategy to deliver long-term value creation for the benefit of all shareholders. We are confident that we will benefit from the skills and experience of our new directors as we steward PENN towards the multi-year growth and value creation period we see ahead.

Thank you for your investment in PENN and your continued support.

Sincerely,

The Board of Directors of PENN Entertainment

P 610.373.2400

825 Berkshire Blvd.

Wyomissing, PA 19610

pennentertainment.com